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                                                                    EXHIBIT 11.1

                  STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES

               COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                  (Amounts in thousands, except per share data)

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

                                                                          Year Ended December 31,
                                                                      -------------------------------
                                                                        1997        1996       1995
                                                                      --------    --------   --------
Basic and diluted:
     Weighted average shares outstanding - basic .................       9,457       9,451      9,408
     Assumed exercise of Series A and B stock options and warrants
       (treasury stock method) ...................................         -0-         -0-        145
                                                                      --------    --------   --------
Total common share equivalents - diluted .........................       9,457       9,451      9,553
                                                                      ========    ========   ========

Net Income (loss) ................................................    ($19,227)   ($34,220)  $  4,299
                                                                      ========    ========   ========

Per share amounts --
Basic and diluted:
     Net Income (loss) - basic ...................................      ($2.03)     ($3.62)  $   0.46
                                                                      ========    ========   ========

     Net Income (loss) - diluted .................................      ($2.03)     $(3.62)  $   0.45
                                                                      ========    ========   ========

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